Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) of Getty Images Holdings, Inc. and related information statement and proxy statement/prospectus and to the incorporation by reference therein of our reports dated March 17, 2025, with respect to the consolidated financial statements of Getty Images Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

March 28, 2025